UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 9, 2007
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number 001-32559

Maryland	20-0191742
(State or other jurisdiction	(I. R. S. Employer
of incorporation or organization)	Identification No.)

1000 Urban Center Drive, Suite 501
Birmingham, AL	35242
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth below under Item 2.03 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On August 9, 2007, Medical Properties Trust, Inc. (the “Company”) acquired three acute care hospital facilities from Hospital Partners of America, Inc. (“HPA”) for an aggregate price of $100 million. The properties acquired are Twelve Oaks Medical Center in Houston, Texas and Shasta Regional Medical Center in Redding, California. Twelve Oaks, which is licensed for 524 beds, is comprised of two campuses in Houston: River Oaks and Sharpstown. River Oaks is an eight-story 199,000 square foot structure and Sharpstown is a four-story 156,000 square foot facility. Shasta Regional Medical Center is a 232,000 square foot hospital that is licensed for 246 beds. In connection with the purchases, the three facilities were 100% leased to affiliates of HPA under 15 year net-leases with the tenant responsible for all costs of the facility. Each lease has three options to renew for five years each. The purchase price includes $7.5 million to fund improvements at the River Oaks Facility.
In connection with the transaction, the Company entered into a loan agreement, the identity of the parties to which is disclosed below under Item 2.03 of this Current Report on Form 8-K and is hereby incorporated in this Item 2.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 9, 2007, the Company and MPT Operating Partnership, L.P., the Company’s operating partnership (the “Borrower”), entered into a $100.0 million secured term loan agreement (the “Term Loan”) with KeyBank National Association, as Syndication Agent, JPMorgan Chase Bank, N.A., as Administration Agent, and the several lenders from time to time parties thereto. J.P. Morgan Securities Inc. and KeyBank National Association, served as joint lead arrangers and bookrunners. Proceeds of the Term Loan, which was fully drawn upon execution, were used to fund the acquisition descibed above in Item 2.01 of this Current Report on Form 8-K.
The Term Loan matures on November 9, 2007, and is secured by a pledge of (i) the equity interests of the Borrower and certain of its subsidiaries and (ii) indebtedness in the form of mortgage notes payable to certain subsidiaries of the Borrower. The Term Loan is guaranteed by the Company and the Borrower’s subsidiaries pursuant to a Guarantee and Collateral Agreement in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. As part of the transaction, the Company paid the lenders a customary commitment fee.
At the Borrower’s election, the Term Loan will bear interest at a rate equal to either (i) the highest of (x) the prime rate or (y) the federal funds effective rate from time to time plus 0.5%, plus, in either case, a margin of 0.75%; or (ii) the rate at which eurodollar deposits in the London interbank market for one, two or three months (as selected by the Borrower) are quoted on the Telerate screen, plus a margin of 1.75%. The applicable margin may be increased due to subsequent movements in total leverage. The Term Loan Agreement contains customary financial and operating covenants, including covenants relating to total leverage ratio, fixed charge coverage ratio and borrowing base leverage ratio, and covenants restricting the incurrence of debt, imposition of liens, acquisition of additional assets, and entering into affiliate transactions. The Term Loan Agreement also contains customary events of default, including among others, nonpayment of principal or interest; material inaccuracy of representations and failure to comply with our covenants. If an event of default occurs and is continuing under the Term Loan Agreement, the entire outstanding balance may become immediately due and payable.
The foregoing description of the Term Loan is qualified in its entirety by the full terms and conditions of the Term Loan Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Some of the lending banks under the Term Loan Agreement and their affiliates have in the past provided and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company and the Borrower.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Term Loan Credit Agreement among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., as Borrower, the Several Lenders from Time to Time Parties Thereto, KeyBank National Association, as Syndication Agent, and JPMorgan Chase Bank, N.A. as Administrative Agent, with J.P. Morgan Securities Inc. and KeyBank National Association, as Joint Lead Arrangers and Bookrunners

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 15, 2007